United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 9, 2022

Date of Report (Date of earliest event reported)

Nauticus Robotics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40611	85-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17146 Feathercraft Lane, Suite 450 Webster, TX 77598	77598
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 942-9069

CleanTech Acquisition Corp.

207 West 25th Street, 9th Floor

New York, NY

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On September 9, 2022 (the “Closing Date”), Nauticus Robotics, Inc., a Delaware corporation (formerly known as CleanTech Acquisition Corp.) (prior to the Closing Date, “CLAQ” and after the Closing Date, “Nauticus”), consummated the previously announced business combination (the “Closing”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement,” and together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”) with CleanTech Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CLAQ (“Merger Sub”), and Nauticus Robotics, Inc., a Texas corporation (prior to the Closing Date, “Nauticus Robotics Holdings, Inc.”). Pursuant to the terms of the Merger Agreement, a business combination between CLAQ and Nauticus Robotics Holdings, Inc. was effected through the merger of Merger Sub with and into Nauticus Robotics Holdings, Inc., with Nauticus Robotics Holdings, Inc. surviving the merger as a wholly owned subsidiary of CLAQ (the “Merger”). On the Closing Date, as contemplated by the Merger Agreement and as described in the definitive proxy statement/prospectus filed by CLAQ with the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2022 (as amended or supplemented, the “Proxy Statement/Prospectus”), CLAQ was renamed “Nauticus Robotics, Inc.” and the previous Nauticus Robotics, Inc. was renamed “Nauticus Robotics Holdings Inc.”. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Proxy Statement/Prospectus.

As a result of the Closing, among other things, (a) each share of Nauticus Preferred Stock, par value $0.01 per share, that was issued and outstanding immediately prior to the Closing converted into shares of Nauticus Common stock, par value $0.01 per share, in accordance with the Certificate of Incorporation of Nauticus Robotics Holdings, Inc. (“Nauticus Preferred Stock Conversion”); (b) that certain (i) Unsecured Convertible Promissory Note, dated June 19, 2021, by and between Goradia Capital, LLC and Nauticus Robotics Holdings, Inc., as amended on December 16, 2021, (ii)  Unsecured Convertible Promissory Note, August 3, 2021, by and between Material Impact Fund II, L.P. and Nauticus Robotics Holdings, Inc., as amended on December 16, 2021, (iii) Unsecured Convertible Promissory Note, dated October 22, 2021, by and between In-Q-Tel, Inc. and Nauticus Robotics Holdings, Inc., as amended on December 16, 2021, (iv)  Unsecured Convertible Promissory Note, dated July 28, 2020, by and between Schlumberger Technology Corporation and Nauticus Robotics Holdings, Inc., as amended on December 16, 2021, and (v)  Unsecured Convertible Promissory Note, dated December 7, 2020, by and between Transocean Inc. and Nauticus Robotics Holdings, Inc., as amended on December 16, 2021 (each, a “Nauticus Convertible Note” and collectively, the “Nauticus Convertible Notes”) was converted into shares of Nauticus Common Stock in accordance with the terms of each such Nauticus Convertible Note; and (c) each share of Nauticus Common Stock (including shares of Nauticus Common Stock outstanding as a result of the Nauticus Preferred Stock Conversion and Nauticus Convertible Notes Conversion, but excluding shares of the holders who perfect rights of appraisal under Delaware law) was converted into the right to receive (i) the Per Share Merger Consideration and (ii) Earnout Shares.

In addition, each outstanding option to purchase shares of Nauticus Common Stock (a “Nauticus Option”), whether or not then vested and exercisable, was assumed by CLAQ and converted automatically (and without any required action on the part of such holder of outstanding Nauticus Option) into an option to purchase shares of the CLAQ’s Common Stock equal to the number of shares determined by multiplying the number of shares of the Nauticus Common Stock subject to such Nauticus Option immediately prior to the Closing by the Exchange Ratio. As a result of the Closing, an aggregate of 3,970,266 shares of common stock, par value $0.0001 per share (the “Common Stock” of CLAQ prior to the Closing, and the Common Stock of Nauticus following the Closing) were reserved for issuance upon exercise of these options.

Earnout Shares. Following the closing of the Merger, former holders of shares of Nauticus Common Stock (including shares received as a result of the Nauticus Preferred Stock conversion and the Nauticus Convertible Notes conversion, the “Stockholder Earnout Group”) shall be entitled to receive their pro rata share of up to 7,499,993 additional shares of Nauticus Common Stock (the “Earnout Shares”). The Earnout Shares will be released and delivered to the Stockholder Earnout Group upon occurrence of the following (each, a “Triggering Event”):

i.	one-half of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of Nauticus Common Stock equals or exceeds $15.00 per share over any 20 trading days within a 30-day trading period;

ii.	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of Nauticus Common Stock equals or exceeds $17.50 per share over any 20 trading days within a 30-day trading period; and

iii.	one-quarter of the Escrow Shares will be released if, within a 5-year period following the signing date of the Merger Agreement, the volume-weighted average price of Nauticus Common Stock equals or exceeds $20.00 per share over any 20 trading days within a 30-day trading period.

Subscription Agreements. In connection with the execution of the Merger Agreement, CLAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and CLAQ has agreed to sell to the Subscribers, an aggregate of 3,100,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $31 million (the “Equity Financing”). At the Closing, Nauticus issued 3,100,000 shares of Common Stock to the Subscribers. The Subscription Agreements contain customary representations and warranties and provide for certain customary registration rights with respect to the shares issued thereunder. A description of the Subscription Agreements is included in the Proxy Statement/Prospectus in the section entitled “Proposal 1-The Business Combination Proposal-Certain Related Agreements-Subscription Agreements”, which description is incorporated herein by reference.

Securities Purchase Agreement. In connection with the execution of the Merger Agreement, CLAQ and Nauticus entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors purchasing up to an aggregate of $40.0 million in principal amount of secured debentures (the “Debentures”) and warrants. The number of shares of Common Stock into which the Debentures are convertible is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price of $15.00, and the number of shares of Common Stock into which the associated warrants are exercisable is equal to 120% of the outstanding principal amount of the Debentures divided by the conversion price, with an exercise price equal to $20, subject to adjustment (the “Debt Financing,” and together with the Equity Financing, the “PIPE Investment”). The exercise price of the associated warrant is subject to (i) customary anti-dilution adjustments; and (ii) in the case of a subsequent equity sale at a per share price below the exercise price, the exercise price of the associated warrant will be adjusted to such lower price, and the number of shares underlying the warrant will increase proportionately. In the event of a rights offering or dividend, the warrant holder will be treated as though the shares underlying the warrant he/she holds were outstanding. These warrants can be exercised on a cashless basis. There will be an original issue discount of 2% from the issued amount of the Debentures. Interest will accrue on all outstanding principal amount of the Debentures at 5% per annum, payable quarterly. The Debentures will be secured by first priority interests, and liens on, all present and after-acquired assets of Nauticus, and will mature on the fourth anniversary of the date of issuance. Upon Closing, ATW Special Situations I LLC (“ATW”), Material Impact Fund II, L.P., and the 2022 SLS Family Irrevocable Trust, subscribed for Debentures in the aggregate principal amount of $36,530,320 (out of the aggregate $40.0 million) which is convertible into 2,922,425 shares of Common Stock and associated warrants for an additional 2,922,425 shares.

Lock-up Agreement and Arrangements. In connection with the Closing, the Sponsors and certain Nauticus stockholders entered into a lock-up agreement (the “Sponsor Lock-Up Agreement” and “Company Stockholder Lock-up Agreement) with Nauticus and CLAQ , pursuant to which each will agree, subject to certain customary exceptions, not to: (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock received as merger consideration and held by it immediately after the Effective Time (the “Lock-Up Shares”), or enter into a transaction that would have the same effect; (ii) enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement and Company Stockholder Lock-up Agreement) with respect to any security of CLAQ; during a “Lock-Up Period” under their respective agreements. A description of the Lock-up Agreement and Arrangements is included in the Proxy Statement/Prospectus in the section entitled “Proposal 1-The Business Combination Proposal-Certain Related Agreements-Lock-up Agreement and Arrangement”, which description is incorporated herein by reference.

Item 1.01. Entry Into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement. In connection with the Closing, Nauticus, CLAQ and certain stockholders of each of Nauticus and CLAQ who received shares of Common Stock pursuant to the Merger Agreement, entered into an amended and restated registration rights agreement (“Registration Rights Agreement”) mutually agreeable to CLAQ and Nauticus, which became effective upon the Closing.

The foregoing description of the Registration Rights Agreement is not complete and is subject to and qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.17 and incorporated herein by reference.

Omnibus Incentive Plan. On September 6, 2022, CLAQ’s shareholders approved Nauticus’ 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) at the Special Meeting and on September 9, 2022, the newly constituted board of directors of Nauticus (the “Board”) ratified the Omnibus Incentive Plan. The purpose of the Omnibus Incentive Plan is to encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives, give participants an incentive for excellence in individual performance, promote teamwork among participants, and give Nauticus a significant advantage in attracting and retaining key employees, non-employee directors and consultants.

The Omnibus Incentive Plan provides for the grant of options, stock appreciation rights, RSUs, restricted stock and other stock-based awards, any of which may be performance-based, and for incentive bonuses, which may be paid in cash, Common Stock or a combination thereof, as determined by the Committee (as defined in the Omnibus Incentive Plan). No awards were granted under the Omnibus Incentive Plan prior to its approval by CLAQ’s shareholders.

In addition, certain RSU grants, and their terms and conditions, are expected to be approved and issued pursuant to the Omnibus Incentive Plan upon the effectiveness of a registration statement to filed by Nauticus on Form S-8.

A description of the Omnibus Incentive Plan is set forth in the section of the Proxy Statement/Prospectus entitled “Proposal 6-The Stock Plan Proposal”, which description is incorporated herein by reference.

The foregoing description of the Omnibus Incentive Plan is not complete and is subject to and qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached hereto as Exhibit 10.9 and incorporated herein by reference.

Indemnification Agreements. In connection with the Closing, Nauticus entered into customary indemnification agreements with the individuals elected to Nauticus’ board of directors effective as of the Closing.

Warrant Agreements.

Concurrent with the consummation of CLAQ’s initial public offering, CLAQ entered into a Warrant Agreement, dated as of July 14, 2021 (the “Warrant Agreement”), with Continental Stock Transfer & Trust Company (“Continental”). Pursuant to the Warrant Agreement, among other things, CLAQ agreed to, as soon as practicable, but in no event later than thirty (30) business days after the closing of the Business Combination, to use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of 1933, as amended, of the shares of Common Stock issuable upon exercise of the Warrants, and to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. In addition, the Company agrees to use its best efforts to register the shares of Common Stock issuable upon exercise of the Warrants under state blue sky laws, to the extent an exemption is not available.

The foregoing descriptions of the Warrant Agreement are not complete and are subject to and qualified in their entirety by reference to the complete text of the Warrant Agreement, which is attached hereto as Exhibit 4.4, and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above, including with respect to the Merger, is incorporated into this Item 2.01 by reference.

Each of the proposals included in the Proxy Statement/Prospectus was approved by CLAQ’s shareholders at the special meeting of stockholders held on September 6, 2022 (the “Special Meeting”).

As of the Closing Date, and immediately following the consummation of the transactions contemplated by the Merger Agreement (the “Business Combination”), Nauticus had the following issued and outstanding securities:

●	47,250,773 shares of Common Stock;

●	8,625,000 Public Warrants, each exercisable for one share of Common Stock at a price of $11.50 per share; and

●	7,175,000 Private Warrants, each exercisable for one share of Common Stock at a price of $11.50 per share.

●	2,922,425 SPA Warrants, each exercisable for one share of Common Stock at a price of $20.00 per share.

FORM 10 INFORMATION

Prior to the Closing, CLAQ was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, Nauticus Robotics, Inc. (formerly CleanTech Acquisition Corp.) became a holding company whose only material assets consist of equity interests in Nauticus Robotics Holdings, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Nauticus and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this Form 8-K including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus” and “Business of Nauticus.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Nauticus and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Nauticus and the following:

●	Nauticus is an early-stage company with a history of losses, and it expects to incur significant expenses for the foreseeable future.

●	Almost all of Nauticus’ revenues in 2020, 2021, and the second quarter of 2022 were derived from three customers. A substantial portion of Nauticus’ current revenue is generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

●	If Nauticus fails to effectively manage its growth, Nauticus may not be able to design, develop, manufacture, market, and launch new generations of its robotic systems successfully.

●	Nauticus’ operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, Nauticus’ actual operating results may be materially different from its forecasted results.

●	Nauticus’ business plans require a significant amount of capital. Nauticus’ future capital needs may require Nauticus to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

●	Nauticus will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on its business, prospects, financial condition and operating results.

●	Nauticus operates in a competitive industry that is subject to rapid technological change, and Nauticus expects competition to increase.

●	Nauticus’ financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

●	Nauticus has yet to achieve positive operating cash flow and, given its projected funding needs, its ability to generate positive cash flow is uncertain.

●	Because Nauticus will become a public reporting company by means other than a traditional underwritten initial public offering, the Nauticus’ stockholders may face additional risks and uncertainties.

●	The market price of the Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

●	Volatility in the Nauticus’ share price could subject Nauticus to securities class action litigation.

●	Our management team has limited skills and experience related to managing a public company.

●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

●	Our stock price has fluctuated historically and may continue to fluctuate.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Current Report on Form 8-K are more fully described under the heading “Risk Factors” and elsewhere in this Current Report on Form 8-K. Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current and reasonable expectations of Nauticus’ management but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that Nauticus will achieve or realize these plans, intentions or expectations.

All forward-looking statements attributable to Nauticus or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Nauticus undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of Nauticus on the relevant subject. These statements are based upon information available to Nauticus as of the date of this Current Report on Form 8-K, and while Nauticus believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Nauticus has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Business and Facilities

The information set forth in the section of the Proxy Statement/Prospectus entitled “Information About Nauticus Robotics, Inc.”, including the information regarding the properties used in Nauticus’ business included in the subsection thereof entitled “Information About Nauticus-Facilities”, and in the section of the Proxy Statement/Prospectus entitled “Information About CLAQ” is incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement/Prospectus entitled “Risk Factors” is incorporated herein by reference.

Financial Information

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed financial statements as of and for the quarterly ended June 30, 2022, and the related notes thereto on CLAQ’s Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2022 (the “Form 10-Q”), are incorporated herein by reference. These unaudited financial statements should be read in conjunction with the historical audited financial statements of CLAQ from June 18, 2020 (inception) through December 31, 2020 and the related notes included in the Proxy Statement/Prospectus beginning on page F-2, which are incorporated herein by reference.

The unaudited financial statements of Nauticus as of and for the three and six months ended June 30, 2022, and 2021, are set forth in Exhibit 99.2 hereto and are incorporated by reference herein. These unaudited financial statements should be read in conjunction with the historical audited financial statements of Nauticus for the years ended December 31, 2021, and 2020, and the related notes included in the Proxy Statement/Prospectus beginning on page F-53, which are incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The information set forth in Exhibit 99.4 to this Current Report on Form 8-K is incorporated by reference herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Managements’ discussion and analysis of the financial condition and results of operations prior to the Merger is set for in Exhibit 99.3 and included in (a) Nauticus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 183 of the Proxy Statement/Prospectus and incorporated herein by reference and (b) CLAQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 27 of the Form 10-Q and incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of July 20, 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by CLAQ to be the beneficial owner of more than 5% of shares of our Common Stock as of July 20, 2022 (pre-Business Combination) or of shares of our Common Stock upon the closing of the Business Combination;

●	each of CLAQ’s executive officers and directors;

●	each person who will become an executive officer or director of Nauticus upon the closing of the Business Combination;

●	all of our current executive officers and directors as a group; and

●	all executive officers and directors of Nauticus as a group upon the closing of the Business Combination.

As of the Record Date, CLAQ had 6,095,789 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, CLAQ believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our Common Stock that they beneficially own, subject to applicable community property laws. Any shares of our Common Stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 55,875,773 shares of our Common Stock to be outstanding upon consummation of the Business Combination, inclusive of the Earnout Shares, the 3,530,000 shares to be issued in connection with the Equity Financing, the 7,175,000 shares underlying the Private Warrants and the 862,500 shares to be issued upon conversion of the CLAQ Rights at the closing of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CLAQ’s existing stockholders in CLAQ will be different.

The beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination” reflects the 338,799 shares of Common Stock redeemed by the public stockholders of CLAQ (the “Public Stockholders”) after July 20, 2022, in connection with the Special Meeting of CLAQ stockholders on September 6, and 1,444,490 shares of Common Stock currently outstanding.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Post- Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class(2)
Five Percent Holders of Nauticus
CleanTech Sponsor I LLC(3)	2,595,000	42.6%	7,307,333	11.6%
CleanTech Investments(4)	1,437,500	23.6%	3,829,167	6.1%
Transocean Inc.(5)	—	—	11,159,695	20.0%
Schlumberger Technology Corporation(6)	—	—	10,664,084	19.1%
Angela Berka(7)	—	—	4,824,013	8.6%
Material Impact Fund II, L.P.(8)	—	—	3,565,592	5.8%
ATW Special Situations I LLC(9)	—	—	4,734,656	7.7%
Directors and Named Executive Officers of Nauticus
Nicolaus Radford(10)	—		4,824,012	8.6%
Rangan Padmanabhan	—		—
Donnelly A. Bohan	—		—
John Yamokoski(11)	—		887,746	1.6%
M. Dilshad Kasmani	—		—
Jim Bellingham	—		—
Joseph W. Dyer	—		—
John W. Gibson Jr.	—		—
Mark Mey(12)	—		11,159,695	20.0%
Lisa Porter	—		—
Adam Sharkawy(13)	—		3,565,592	5.8%
Eli Spiro(14)	—		7,307,333	11.6%
All Directors and Executive Officers post-Business Combination as a group (11 individuals)			27,744,378	49.7%

(1)	The business address of each of the individuals is c/o Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450 Webster, TX 77598.
(2)	Percentage is calculated assuming the conversion and exercise of 8,625,000 Public Warrants issued in the IPO and including 7,499,993 issued Earnout Shares.
(3)	Consists of shares of Common Stock owned by CleanTech Sponsor I LLC, for which Eli Spiro is the managing member. Assuming the conversion and exercise of 7,175,000 Private Warrants (of which 4,783,333 Private Warrants sold to the CleanTech Sponsor I LLC). The business address of Cleantech Sponsor I LLC is 207 West 25th Street, 9th Floor, New York, NY 10001.
(4)	Consists of shares of Common Stock owned by CleanTech Investments, for which Jonas Grossman is the managing member. Assuming the conversion and exercise of 7,175,000 Private Warrants (of which 2,391,667 Private Warrants sold to the CleanTech Investments). The business address of Cleantech Investments is 207 West 25th Street, 9th Floor, New York, NY 10001. CleanTech Investments is an affiliate of Chardan Capital Markets, LLC.
(5)	Consists of (i) 8,329,492 shares issued as merger consideration, (ii) 2,080,203 Earnout Shares, and (iii) 750,000 shares purchased during the PIPE Investment. Our director, Mark Mey, is the Chief Financial Officer at Transocean Inc. The business address of Transocean Inc. is 1414 Enclave Parkway, Houston, Texas 77077.
(6)	Consists of (i) 7,932,920 shares issued as merger consideration, (ii) 1,981,164 Earnout Shares, and (iii) 750,000 shares purchased during the PIPE Investment. The business address of Schlumberger Technology Corporation is 5599 San Felipe Street, Houston, Texas 77056.
(7)	Consists of 3,860,015 shares issued as merger consideration and 963,998 Earnout Shares. The business address of Angela Berka is 11522 Orchard Mountain Drive, Houston, Texas 77059.
(8)	Consists of (i) 1,999,835 shares issued as merger consideration, (ii) 499,437 Earnout Shares, (iii) 250,000 shares purchased during the PIPE Investment, (iv) 408,160 shares issuable upon the conversion of Debentures purchased by Material Impact Fund II, L.P. and (v) 408,160 shares issuable upon exercise of SPA Warrants (defined below) issued pursuant to the Securities Purchase Agreement. Our director, Adam Sharkawy is a founder and managing partner at Material Impact Fund II, L.P. The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116.
(9)	Consists of 2,367,328 shares issuable upon the conversion of Debentures purchased by ATW and 2,367,328 shares issuable upon exercise of SPA Warrants (defined below) issued pursuant to the Securities Purchase Agreement.
(10)	Consists of 2,956,456 shares issued as merger consideration, (ii) 738,344 Earnout Shares, (iii) 1,065,295 shares of Common Stock transferred to Inna Radford and (iv) 63,916 shares of Common Stock transferred to Dennis Radford and Karen Radford.
(11)	Consists of 710,345 shares issued as merger consideration and 177,401 Earnout Shares.
(12)	Consists of the following, directly held by Transocean Inc.: 8,329,492 shares issued as merger consideration, (ii) 2,080,203 Earnout Shares, and (iii) 750,000 shares purchased during the PIPE Investment.
(13)	Consists of the following, directly held by Material Impact Fund II, L.P.: (i) 1,999,835 shares issued as merger consideration, (ii) 499,437 Earnout Shares, (iii) 250,000 shares purchased during the PIPE Investment, (iv) 408,160 shares issuable upon the conversion of Debentures purchased by Material Impact Fund II, L.P. and (v) 408,160 shares issuable upon exercise of SPA Warrants (defined below) issued pursuant to the Securities Purchase Agreement.
(14)	Consists of shares of Common Stock owned by CleanTech Sponsor I LLC, for which Eli Spiro is the managing member. Assuming the conversion and exercise of 8,625,000 Public Warrants issued in the IPO, and 7,175,000 Private Warrants (of which 4,783,333 Private Warrants sold to the CleanTech Sponsor I LLC).

Information about Directors and Executive Officers

Nauticus’ directors and executive officers are as follows:

Name	Age	Position
Nicolaus Radford	44	President, Chief Executive Officer and Director
Rangan Padmanabhan	47	Chief Financial Officer
Donnelly A. Bohan	49	Chief Operating Officer
John Yamokoski	44	Chief Technology Officer
M. Dilshad Kasmani	45	Chief Legal and Administrative Officer, and Secretary
Jim Bellingham	60	Director
Joseph W. Dyer	75	Director
John W. Gibson, Jr.	64	Director
Mark Mey	58	Director
Lisa Porter	54	Chairman of the Board
Adam Sharkawy	57	Director
Eli Spiro	50	Director

Information with respect to Nauticus’ directors and executive officers immediately after the Closing, including biographical information regarding these individuals, is set forth in the Proxy Statement/Prospectus in the sections entitled “Proposal 5-The Directors Proposal”, and “Directors and Executive Officers of Nauticus After the Business Combination”, which information is incorporated herein by reference.

Resignations and Appointments

Each of CLAQ’s directors, Brendan Riley, Britt E. Ide, Jonas Grossman, Douglas Cole, Jon Najarian and Bill Richardson, prior to the Closing resigned from their respective position as a director of CLAQ, in each case effective as of the effective time on the Closing Date.

Effective as of the Closing, Nicolaus Radford, Mark Mey, Lisa Porter, Jim Bellingham, Adam Sharkawy, John W. Gibson, Jr., Joseph W. Dyer and Eli Spiro were elected to serve on the Board until their respective successors are duly elected and qualified.

Following the Closing, the size of the Board increased to eight (8) directors. Additionally, the Board is divided into three classes designated as Class I, Class II and Class III. Class I directors, consisting of Jim Bellingham and Adam Sharkawy, will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date, which is expected to be held in 2023. Class II directors, consisting of Lisa Porter, John W. Gibson, Jr., Joseph Dyer, and Eli Spiro, will initially serve for a term expiring at the second annual meeting of stockholders following the Closing Date, which is expected to be held in 2024. Class III directors, consisting of Nicolaus Radford and Mark Mey, will initially serve for a term expiring at the third annual meeting of stockholders following the Closing Date, which is expected to be held in 2025. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board.

The officers of CLAQ and/or its subsidiaries, Eli Spiro, Richard Fitzgerald, Louis Buffalino, and Ankur Dhanuja, resigned from all positions held as an officer of CLAQ or its subsidiaries, in each case effective as of the effective time on the Closing Date.

Effective as of the Closing, Nicolaus Radford was appointed to serve as Nauticus’ President and Chief Executive Officer, Rangan Padmanabhan was appointed to serve as Nauticus’ Chief Financial Officer, Donnelly A. Bohan was appointed to serve as Nauticus’ Chief Operating Officer, M. Dilshad Kasmani was appointed as Nauticus’ Chief Legal and Administrative Officer, General Counsel and Secretary, John Yamokoski was appointed as Nauticus’ Chief Technology Officer and Tom Matura was appointed as Nauticus’ Vice President of Accounting.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Nauticus’ Board of Directors has determined that, upon Closing, each of Lisa Porter, Jim Bellingham, Adam Sharkawy, John W. Gibson, Jr., Joseph W. Dyer, and Eli Spiro will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, Nauticus’ Board of Directors considered the current and prior relationships that each non-employee director has with Nauticus and will have with Nauticus and all other facts and circumstances Nauticus’ Board of Directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of Nauticus’ Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of John W. Gibson, Jr., Joseph W. Dyer, and Eli Spiro, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. John W. Gibson, Jr. serves as chairman of the Audit Committee. Our Board has determined that John W. Gibson Jr. qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Our Compensation Committee consists of Eli Spiro, Jim Bellingham, and Adam Sharkawy, each of whom is an independent director. Eli Spiro serves as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of John W. Gibson, Jr., Joseph W. Dyer, and Adam Sharkawy, each of whom is an independent director under Nasdaq’s listing standards. Joseph W. Dyer serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Ethics and Conduct Policy

We have adopted a Code of Business Ethics and Conduct Policy for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which will be available on Nauticus’ website at www.NauticusRobotics.com. Nauticus will make a printed copy of the Code of Business Ethics and Conduct Policy available to any stockholder who so requests. Requests for a printed copy may be directed to: legal@nautic.us, Attention: Legal Department.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Ethics and Conduct Policy, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Ethics and Conduct Policy that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on Nauticus’ website at www.NauticusRobotics.com. The information on this website is not part of this Form 8-K.

Director Compensation

Information relating to director compensation following Closing is described in the Proxy Statement/Prospectus in the section entitled “Directors and Executive Officers of Nauticus After the Business Combination- Officer and Director Compensation Following the Business Combination”, which information is incorporated herein by reference.

Omnibus Incentive Plan

The Omnibus Incentive Plan was approved by CLAQ’s shareholders at the Special Meeting. A description of the Omnibus Incentive Plan is set forth in the section of the Proxy Statement/Prospectus entitled “Proposal 6-The Stock Plan Proposal” and is incorporated herein by reference. A copy of the complete text of the Omnibus Incentive Plan is filed as Exhibit 10.9 to this Current Report on Form 8-K and is incorporated herein by reference.

Executive and Director Compensation of CLAQ

None of CLAQ’s executive officers or directors have received any cash compensation for services rendered to CLAQ. The Sponsor and CLAQ’s executive officers and directors, or their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on CLAQ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Prior to the Closing, CLAQ’s audit committee reviewed on a quarterly basis all payments that were made by CLAQ to the Sponsor and CLAQ’s executive officers or directors, or their affiliates. Any such payments prior to the Closing were made using funds held outside CLAQ’s trust account. Other than quarterly audit committee review of such reimbursements, CLAQ did not have any additional controls in place governing CLAQ’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with activities on CLAQ’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by CLAQ to the Sponsor or CLAQ officers, or their respective affiliates, prior to the Closing. CLAQ was not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation

Executive Compensation

The policies of Nauticus with respect to the compensation of its executive officers and following the Business Combination will be administered by Nauticus’ Board and specifically through the compensation committee that the Nauticus Board will establish.

Director Compensation

Nauticus’ Board will determine the annual compensation to be paid to the members of the Board. In connection with the consummation of the Business Combination, the Nauticus’ Board intends to adopt a non-employee director compensation policy that will be applicable to each of its non-employee directors and that will be consistent with industry standards and practice.

Summary Compensation Table and Narrative

The following table shows information concerning the annual compensation for services provided to the Company by our NEOs for the year ended December 31, 2021.

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nicolaus Radford	2021	250,000	—	688,412	18,075.56	956,487.56
Chief Executive Officer and Chairman

Reginald B. Berka	2021	250,000	—	91,065	18,075.56	359,140.56
(Former) Chief Operations Officer and Director

Todd Newell	2021	225,000	10,000	278,802	6,750.04	520,552.04
Senior Vice President of Business Development

(1)	The amounts in this column represent the aggregate grant date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nauticus — Critical Accounting Policies and Estimates — Stock-Based Compensation” for a discussion of assumptions made by us in determining the grant date fair value of our equity awards.
(2)	The amounts in this column for Messrs. Radford and Berka represent 401(k) plan safe harbor contributions and automobile and cellphone allowance. The amounts in this column for Mr. Newell represent 401(k) safe harbor contributions.

Narrative Disclosure to Summary Compensation Table

Employee Benefits

Our NEOs are generally eligible to participate in our health and welfare, retirement and other employee benefit programs on the same basis as other employees, subject to applicable law. We maintain a 401(k) plan for eligible employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). We provide a safe harbor contribution in an amount not less than 3% of each participant’s eligible compensation, subject to limitations imposed under the Code. We may also make discretionary matching and profit-sharing contributions.

Employment Agreements

Existing Employment Agreements

Nicolaus Radford is a party to an employment agreement with the Company, dated August 28, 2015 (the “Existing Radford Employment Agreement”), pursuant to which he is employed on an at-will basis and which provides that he is to be compensated with an annual base salary. Under the Existing Radford Employment Agreement, Mr. Radford is not eligible to receive any severance payments in the event of termination of Mr. Radford’s employment.

Todd Newell is party to an employment agreement with the Company, dated June 22, 2020 (the “Existing Newell Employment Agreement”), pursuant to which he is employed on an at-will basis and which provides that he is to be compensated with an annual base salary. Under the Existing Newell Employment Agreement, Mr. Newell is not eligible to receive any severance payments in the event of termination of Mr. Newell’s employment. In addition to the stock option grants outlined above in the section titled “Stock Option Awards” of this Directors and Executive Officers of Nauticus section, Newell’s Offer Letter provides for a discretionary bonus.

New Employment Agreement

The Company entered into an employment agreement with Mr. Radford, dated December 16, 2021, which will become effective upon the closing of the Business Combination (the “New Radford Employment Agreement”). Under the New Radford Employment Agreement, Mr. Radford will serve as Nauticus’ Chief Executive Officer. The New Radford Employment Agreement provides for an annual base salary of $375,000 and target annual bonus opportunity equal to 75% of Mr. Radford’s then-current annual base salary, subject to the achievement of certain performance goals set by the board of directors, the board of directors’ assessment of achievement of those goals and the terms and conditions of the bonus plan to be approved by the board of directors. The New Radford Employment Agreement also provides that Mr. Radford is entitled to receive an annual grant of incentive equity awards pursuant to any plans or arrangements Nauticus may have in effect from time to time subject to the discretion of the board of directors. Additionally, pursuant to the terms of the New Radford Employment Agreement, Mr. Radford is entitled to receive a one-time cash bonus equal to $1,000,000 following the closing of the Business Combination.

In the event that Mr. Radford’s employment is terminated without cause or Mr. Radford resigns for good reason following the closing of the Business Combination other than in connection with a change in control, he is eligible to receive (i) continued salary payments and COBRA premiums for twelve months following his termination of employment or resignation; and (ii) payment of his annual bonus for the fiscal year immediately preceding the year in which he is terminated or resigns to the extent such annual bonus is unpaid. In the event that Mr. Radford’s employment is terminated without cause or Mr. Radford resigns for good reason following the closing of the Business Combination and within three months prior to a change in control or within twelve months following a change in control, he is eligible to receive (i) continued salary payments and COBRA premiums for eighteen months following his termination of employment or resignation; (ii) payment of his annual bonus for the fiscal year immediately preceding the year in which he is terminated or resigns, to the extent such annual bonus is unpaid; (iii) a lump-sum payment equal to 100% of the higher of (1) his annual bonus as in effect for the fiscal year in which the change in control occurs or (2) his bonus as in effect for the fiscal year in which his termination of employment occurs; and (iv) acceleration of 100% of his outstanding unvested equity awards on the date of his termination (if however, an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provided in the applicable award agreement).

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Nicolaus Radford(2)	—	37,798	—	35.52	December 16, 2031
Reginald B. Berka(3)	—	5,000	—	35.52	December 16, 2031
Todd Newell(4)	—	20,000	—	27.57	September 1, 2031

(1)	25% of these stock options vest on the first anniversary of the applicable grant date and the remaining 75% of these stock options vest in thirty-six (36) successive equal monthly installments measured from the first anniversary of the grant date, subject to continued service with the Company through each such vesting date. No stock option is exercisable more than 10 years after the grant date.
(2)	Granted on December 16, 2021.
(3)	Granted on December 16, 2021.
(4)	Granted on September 1, 2021.

Certain Relationships and Related Party Transactions

Stock Options

Pursuant to Nauticus’ 2015 Equity Incentive Stock Option Agreement (the “Nauticus Equity Incentive Plan”), Nauticus awards stock options to its employees, officers, and directors. All options issued by the Company vest on the following schedule: 25% of the shares vest one year after the vesting commencement date. The balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measuring from the first anniversary of the vesting commencement date.

Convertible Notes

On July 28, 2020, Nauticus entered into a $1,500,000 convertible promissory note with Schlumberger Technology Corporation (“Schlumberger,” and such note, the “Schlumberger Convertible Note”). The Schlumberger Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of Nauticus’ next sale of Nauticus Series C Preferred Stock (the “Next Equity Financing”), (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and bears interest at a rate of 4.25% per annum. The Schlumberger Convertible Note is convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On December 7, 2020, Nauticus entered into a $1,500,000 convertible promissory note with Transocean Inc. (“Transocean,” and such note, the “Transocean Convertible Note”). The Transocean Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of the Next Equity Financing, (b) the date on which the Schlumberger Convertible Note would be due and payable upon an event of default, or (c) December 31, 2021, and bears interest at a rate of 10% per annum. The Transocean Convertible Note is convertible into shares of Nauticus Series C Preferred Stock upon the closing of a Next Equity Financing.

On June 19, 2021, Nauticus entered into a $5,000,000 convertible promissory note with Goradia Capital, LLC (“Goradia,” and such note, the “Goradia Convertible Note”). The Goradia Convertible Note is unsecured, payable upon the earliest to occur of (a) the closing of a Nauticus Series C Preferred Stock equity financing (a “Qualified Financing”), (b) the closing of a transaction where any person or group of persons becomes a beneficial owner, directly or indirectly, of 51% or more of the outstanding equity interests of Nauticus (a “Change of Control Transaction”), and (c) December 31, 2022, unless earlier accelerated following an event of default, and bears interest at a rate of 10% per annum. The Goradia Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On August 3, 2021, Nauticus entered into a $5,000,000 convertible promissory note with Material Impact Fund II, L.P. (“Material Impact,” and such note, the “Material Impact Convertible Note.”) The Material Impact Convertible Note is unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and bears interest at a rate of 5% per annum. The Material Impact Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On October 22, 2021, Nauticus entered into a $250,000 convertible promissory note with In-Q-Tel, Inc. (“In-Q-Tel,” and such note, the “In-Q-Tel Convertible Note”). The In-Q-Tel Convertible Note is unsecured, payable upon the earliest to occur of (a) a Qualified Financing, (b) a Change of Control Transaction, and (c) December 31, 2022, and bears interest at a rate of 5% per annum. The In-Q-Tel Convertible Note is convertible into shares of Series C Preferred Stock upon a Qualified Financing or Series B Preferred Stock upon a Change of Control Transaction.

On December 16, 2021 and in connection with the signing of the Merger Agreement, Nauticus entered into (i) the First Amendment to Convertible Promissory Note with Schlumberger (the “Amended Schlumberger Convertible Note”), (ii) the First Amendment to Convertible Promissory Note with Transocean (the “Amended Transocean Convertible Note”), (iii) the First Amendment to Unsecured Convertible Promissory Note with Goradia (the “Amended Goradia Convertible Note”), (iv) the First Amendment to Unsecured Convertible Promissory Note with Material Impact (the “Amended Material Impact Convertible Note”), and (v) the First Amendment to Unsecured Convertible Promissory Note with In-Q-Tel (the “Amended In-Q-Tel Convertible Note,” and, together with the Amended Schlumberger Convertible Note, Amended Transocean Convertible Note, Amended Goradia Convertible Note, and Amended Material Impact Convertible Note, the “Amended Convertible Notes”). The Amended Convertible Notes provide for, among other things, the automatic conversion of such Amended Convertible Notes immediately prior to the Effective Time into shares of Nauticus Common Stock at a specific conversion price, which shares will then be exchanged for common stock in connection with the Business Combination. The Amended Convertible Notes established fixed outstanding balances for each not, which will remain unchanged until their conversion.

As a result of the Merger, an aggregate of 5,299,543 shares of Common Stock will be issued to the holders of Nauticus Convertible Notes.

Transocean

Transocean, Inc. (“Transocean”) is an investor in Nauticus Robotics, Inc. since March 2018, holding 31% equity in the form of preferred stock in the company. As a preferred investor, Transocean, Inc. is represented on the Nauticus Board of Directors by Roddie Mackenzie. Transocean also provided a note of $1.5MM of convertible stock on maturity of the note.

Transocean, Inc. has contracted with Nauticus in two (2) technology projects since their initial investment in 2018 — “Spiral” and “HaloGuard”. The Spiral project involved methods for automating the handling of drilling pipe on a drilling rig. The Spiral contract resulted in $734K in revenue in 2019. The project was discontinued by Transocean due to a number of factors within the oil & gas market. HaloGuard involved the development of a zone monitoring safety system to detect personnel in hazardous areas of the drilling rig. This project began as a project code named THEIA, later renamed to HaloGuard, with initial funding provided by Transocean. Nauticus assumed all funding of the project in 2020. Nauticus has sold 7 HaloGuard safety systems to Transocean and is in the process of installing the remaining systems on Transocean’s drilling ships. Nauticus’ revenue from the sales of the HaloGuard system, including installation service fees, are approximately $2,429,861. As of June 22, 2022, Nauticus and Transocean negotiated an end to Nauticus’ support on the product line in order to focus more on the mainline revenue generating items for Nauticus.

Stock Repurchase Agreements

On May 12, 2021, Nauticus entered into Amended and Restated CLAQ’s Stock Repurchase Agreements with certain key employees, officers and directors of Nauticus (each, a “Stock Repurchase Agreement” and, together, the “Stock Repurchase Agreements”). Pursuant to the Stock Repurchase Agreements, among other things, upon the termination of employment with Nauticus, Nauticus has the right (but not the obligation) to purchase and each such signatory has the obligation to sell, all of their Nauticus Common Stock to Nauticus. Additionally, the key employees, officers and directors signatory to the Stock Repurchase Agreements are subject to repurchase if the owners of more than fifty percent (50%) of the outstanding Nauticus Common Stock receive an offer to purchase their shares of Nauticus Common Stock and which offer is contingent on the offeror’s ability to purchase 100% of the Nauticus Common Stock outstanding.

Series A Financing

On August 28, 2015, pursuant to a Series A Preferred Stock Purchase Agreement by and between Nauticus and Schlumberger (the “Series A Stock Purchase Agreement”), Nauticus issued and sold an aggregate of 3,348 shares of Nauticus Series A Preferred Stock at a purchase price of $896.00 per share for aggregate consideration of approximately $3,000,000 (the “Series A Financing”).

The participant in the Series A Financing was a holder of more than 5% of Nauticus’ capital stock. The following table sets forth the aggregate number of Nauticus Series A Preferred Stock issued to Schlumberger in the Series A Financing:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Schlumberger Technology Corporation	3,348	$2,999,808.00

Series B Financing

On March 20, 2018, pursuant to a Series B Stock Purchase Agreement, by and among Nauticus, Schlumberger, and Transocean (the “Series B Stock Purchase Agreement”), Nauticus issued and sold an aggregate of 725,426 shares of Nauticus Series B Preferred Stock at a purchase price of $27.57 per share for aggregate consideration of approximately $20,000,000 (the “Series B Financing”).

The participants in the Series B Financing included certain holder of more than 5% of Nauticus’ capital stock. The following table sets forth the aggregate number of Nauticus Series B Preferred Stock issued to these related parties in the Series B Financing:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
Schlumberger Technology Corporation	181,356	$4,999,984.92
Transocean, Inc.	544,070	$15,000,009.90

Following the Series B Financing, Nauticus filed a Second Amended and Restated Certificate of Formation (the “Amended and Restated Nauticus Charter”) with the Texas Secretary of State, pursuant to which the Nauticus Series A Preferred Stock underwent a 100-for-1 stock split.

Related Person Transaction Policy

Nauticus adopted a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective on Closing. A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Nauticus and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to Nauticus as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of Nauticus’ voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, Nauticus’ management must present information regarding the related person transaction to Nauticus’ audit committee, or, if audit committee approval would be inappropriate, to another independent body of Nauticus’ Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Nauticus of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, Nauticus will collect information that Nauticus deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable Nauticus to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under Nauticus’ Code of Conduct that Nauticus expects to adopt prior to the closing of this Business Combination, Nauticus’ employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, Nauticus’ audit committee, or other independent body of Nauticus’ Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to Nauticus;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, Nauticus’ audit committee, or other independent body of Nauticus’ Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, Nauticus’ best interests and those of Nauticus’ stockholders, as Nauticus’ audit committee, or other independent body of Nauticus’ Board of Directors, determines in the good faith exercise of its discretion.

Legal Proceedings

In the ordinary course of business, Nauticus is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on Nauticus’ consolidated results of operations, cash flows or financial position.

Description of Capital Stock

The following summary sets forth the material terms of our securities following the consummation of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter, a copy of which is filed as an exhibit to this Form 8-K, and Nauticus’ amended and restated bylaws, a copy of which is filed as an exhibit to this Form 8-K. We urge you to read the Charter and Nauticus’ amended and restated bylaws in their entirety for a complete description of the rights and preferences of our securities following the consummation of the Business Combination.

Authorized and Outstanding Stock

The Nauticus’ Charter (the “Charter”) authorizes the issuance of 635,000,000 total shares, consisting of (a) 625,000,000 shares of Common Stock, and (b) 10,000,000 shares of preferred stock. 47,250,773 shares of Common Stock were issued and outstanding immediately following the consummation of the Business Combination, after giving effect to redemptions and excluding shares issuable upon exercise of outstanding warrants. No shares of preferred stock are outstanding as of the date of this report on Form 8-K.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of Nauticus’ directors and all other matters requiring stockholder action. Holders of the Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Nauticus’ preferred stock, the holders of the Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the board of directors of Nauticus in accordance with applicable law. The payment of cash dividends in the future will be dependent upon Nauticus’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. It is the present intention of the board of directors to retain all earnings, if any, for use in Nauticus’ business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of Nauticus’ preferred stock, in the event of any liquidation, dissolution or winding up of Nauticus, whether voluntary or involuntary, the funds and assets of Nauticus that may be legally distributed to Nauticus’ stockholders shall be distributed among the holders of the then outstanding the Common Stock pro rata in accordance with the number of shares of the Common Stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and the amended and restated bylaws of Nauticus (the “Bylaws”) limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the Closing, CLAQ purchased a tail policy with respect to liability coverage for the benefit of former CLAQ officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Nauticus’ Charter and Bylaws

The Charter and Bylaws contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire Nauticus. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Nauticus by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Delaware Law

Nauticus is governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Nauticus not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Nauticus within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Certain amendments to the Charter require the affirmative vote of at least 66⅔% of the voting power of all shares of our Common Stock then outstanding. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our Common Stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of Nauticus.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. The terms of Class I, Class II and Class III directors end at our 2023, 2024 and 2025 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66⅔% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

Warrants

As of the date of this report on Form 8-K, 8,625,000 Public Warrants are outstanding. Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Public Warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any warrants underlying the additional Units we issued to officers, directors or their affiliates in payment of working capital loans made to us, are identical in all material respects to the Public Warrants underlying the public Units except that (i) each Private Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Private Warrants purchased by CleanTech Investments will not be exercisable more than five years from July 14, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

Concurrent with the Closing and pursuant to the Securities Purchase Agreement, Nauticus issued 2,922,425 warrants to certain investors (the “SPA Warrants”). The SPA Warrants are immediately exercisable upon issuance and entitle the registered holder to purchase one share of Common Stock at a price of $20.00. If a registration statement covering the shares of Common Stock issuable upon exercise of the SPA Warrants is not effective upon the registered holder’s election to exercise their SPA Warrants, the registered holder may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise their SPA Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The SPA Warrants will expire ten years after their initial issuance date, or earlier upon redemption or liquidation.

Redemption

We may call the outstanding Public Warrants for redemption (excluding the Private Warrants and SPA Warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants, however, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Warrants remained outstanding. Historical trading prices for our Common Stock have not exceeded the $16.50 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.

In the event we determined to redeem our Public Warrants, holders of redeemable Public Warrants will be notified of such redemption as described in our warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, dated July 14, 2021 (the “Warrant Agreement”). Specifically, in the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the Warrant Register. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. In addition, if we issue additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares or private warrants held by them, as applicable, prior to such issuance), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $16.50 per share redemption trigger price described below under will be adjusted (to the nearest cent) to be equal to 165% of the market value (the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the consummation of the Business Combination).

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited, and the Warrants may expire worthless.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contractual Arrangements with respect to the Certain Warrants

We have agreed that so long as the Private Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants, and we will allow the holders to exercise such warrants on a cashless basis. However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants were issued in a private transaction, the holders and their transferees are allowed to exercise the private warrants for cash even if a registration statement covering the shares of Common Stock issuable upon exercise of such Warrants is not effective and receive unregistered shares of Common Stock.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our Common Stock and Warrants are listed on Nasdaq under the symbols “KITT” and “KITTW”.

Indemnification of Directors and Officers

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated herein by reference.

Further information about the indemnification of Nauticus’ directors and officers is included in the Proxy Statement/Prospectus in the section entitled “Comparison of Stockholders Rights”, which is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Prior to the consummation of the Business Combination, the CLAQ Units, CLAQ Common Stock, CLAQ Public Warrants, and CLAQ Rights were listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols, “CLAQU,” “CLAQ”, “CLAQW” and “CLAQR”, respectively. On the Closing Date, all of the issued and outstanding CLAQ Units separated into their component securities and the CLAQ Units, CLAQ Public Warrants, CLAQ Common Stock, and CLAQ Rights ceased trading on Nasdaq under the previous ticker symbols. The Common Stock and Public Warrants began trading on Nasdaq under the new ticker symbols “KITT” and “KITTW” on September 13, 2022.

Item 3.02 Unregistered Sales of Equity Securities.

The descriptions of the Subscription Agreements set forth above under “Introductory Note” of this Current Report on Form 8-K are incorporated herein by reference. The information regarding unregistered sales of equity securities set forth under “Item 2.01 Completion of Acquisition or Disposition of Assets-Recent Sales of Unregistered Securities” in this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, CLAQ filed the certificate of incorporation of Nauticus with the Secretary of State of the State of Delaware. The material terms of the Charter and the general effects on the rights of holders of Nauticus capital stock are described in the sections of the Proxy Statement/Prospectus entitled “Proposal 3-The Charter Proposal”, which information is incorporated herein by reference. A copy of the Charter is filed as Exhibit 3.5 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, upon the Closing, pursuant to the terms of the Merger Agreement, Nauticus adopted bylaws (the “Bylaws”). A copy of the Bylaws is filed as Exhibit 3.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certified Accountant.

On September 9, 2022, the audit committee approved the engagement of Whitley Penn LLP (“Whitley Penn”) as Nauticus’ independent registered public accounting firm to audit the Nauticus’ consolidated financial statements for the year ended December 31, 2022. Whitley Penn served as the independent registered public accounting firm of Nauticus prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), CLAQ’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Whitley Penn as the Nauticus’ independent registered public accounting firm.

Withum’s report on CLAQ’s financial statements for the year ended December 31, 2021 and for the period from June 18, 2020 (inception) through December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph regarding substantial doubt about CLAQ’s ability to continue as a going concern.

During the period from June 18, 2020 (inception) through December 31, 2021 and the subsequent period through June 30, 2022, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, other than a previously disclosed material weakness in CLAQ’s internal control over financial reporting related to CLAQ’s accounting for complex financial instruments identified by CLAQ, which resulted in the restatement of CLAQ’s financial statements for certain periods.

During the period from June 18, 2020 (inception) to December 31, 2021 and the interim period through June 30, 2022, CLAQ did not consult Whitley Penn with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the CLAQ’s financial statements, and no written report or oral advice was provided to CLAQ by Whitley Penn that Whitley Penn concluded was an important factor considered by CLAQ in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act, and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Nauticus has provided Withum with a copy of the disclosures made by Nauticus in response to this Item 4.01 and has requested that Withum furnish Nauticus with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A letter from Withum is attached as Exhibit 16.1 to this Report.

Item 5.01 Changes in Control of the Registrant

The information set forth above under “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Omnibus Incentive Plan

The information set forth under the heading “Omnibus Incentive Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Directors and Executive Officers

The information regarding Nauticus’ directors and executive officers and the compensation that will be paid to them set forth under the heading “Information about Directors and Executive Officers” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

The information regarding CLAQ’s directors and executive officers and their resignations in connection with the Closing set forth under the heading “Resignations and Appointments” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics

On September 9, 2022, the Board adopted a Code of Business Ethics and Conduct Policy (the “Code”) applicable to all directors, officers, employees, and certain affiliates of Nauticus. Among other things, the Code establishes certain guidelines and principles relating to ethics, conflicts of interest, corporate opportunities, confidentiality, compliance with laws, insider trading, anti-corruption and bribery, books and records, data security, external communications and political contributions, internal reporting and compliance procedures.

The foregoing description of the Code is not complete and is qualified in its entirety by reference to the complete text of Code, a copy of which is attached hereto as Exhibit 14.1 and is incorporated herein by reference.

Item 5.06 Change in Shell Company Status

As a result of the Merger, which fulfilled the definition of a business combination as required by the amended and restated certificate of incorporation of CLAQ, CLAQ ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing Date. The material terms of the Merger are described in the Proxy Statement/Prospectus in the section entitled “Proposal 1-The Business Combination Proposal-The Merger Agreement”, which description is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 12, 2022, Nauticus issued a press release announcing the consummation of the Business Combination, which is included in this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The unaudited condensed consolidated financial statements as of and for the quarterly ended June 30, 2022, and the related notes thereto on CLAQ’s Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2022 (the “Form 10-Q”), are incorporated herein by reference. These unaudited consolidated financial statements should be read in conjunction with the historical audited financial statements of CLAQ from June 18, 2020 (inception) through December 31, 2020, and the related notes included in the Proxy Statement/Prospectus beginning on page F-2, which are incorporated herein by reference.

The unaudited financial statements of Nauticus as of and for the three and six months ended June 30, 2022, and 2021 are set forth in Exhibit 99.2 hereto and are incorporated by reference herein. These unaudited consolidated financial statements should be read in conjunction with the historical audited financial statements of Nauticus for the years ended December 31, 2021, and 2020 and the related notes included in the Proxy Statement/Prospectus beginning on page F-53, which are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 is set forth in Exhibit 99.4 hereto and is incorporated by reference herein.

(d) Exhibits

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement dated as of December 16, 2021, by and among CleanTech Acquisition Corp., CleanTech Merger Sub, Inc., Nauticus Robotics, Inc., and Nicolaus Radford, as amended on January 30, 2021.	Form 8-K	001-40611	2.1	December 17, 2021
2.1.1	Amendment No. 2 to Merger Agreement dated June 6, 2022	Form 8-K	001-40611	2.1	June 6, 2022
3.1	Amended and Restated Certificate of Incorporation of CleanTech Acquisition Corp.	Form 8-K	001-40611	3.1	July 21, 2021
3.1.1	Amendment to the Amended and Restated Certificate of Incorporation of CleanTech Acquisition Corp.	Form 8-K	001-40611	3.1	July 19, 2022
3.2	Form of Second Amended and Restated Certificate of Incorporation of CLAQ.	Form S-4 Am. No. 11	333-262431	10.33	August 12, 2022
3.3	Bylaws of CleanTech Acquisition Corp.	Form S-1/A	333-256578	3.3	July 6, 2021

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
3.4	Form of Amended and Restated Bylaws of CleanTech Acquisition Corp.	Form S-4 Am. No. 11	333-262431	10.33	August 12, 2022
3.5	Second Amended and Restated Certificate of Nauticus Robotics, Inc.
3.6	Amended and Restated Bylaws of Nauticus Robotics, Inc.
4.1	Specimen Unit Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.1	July 6, 2021
4.2	Specimen Common Stock Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.2	July 6, 2021
4.3	Specimen Warrant Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.3	July 6, 2021
4.4	Warrant Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.1	July 21, 2021
4.5	Rights Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.2	July 21, 2021
4.6	Form of 5% Original Issue Discount Senior Secured Debenture to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021	Form S-4 Am. No. 4	333-262431	4.6	June 16, 2022
4.7	Form of Warrants to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021	Form S-4 Am. No. 4	333-262431	4.7	June 16, 2022
10.1	Letter Agreement, dated July 14, 2021, by CleanTech Acquisition Corp.’s officers and directors.	Form 8-K	001-40611	10.1	July 21, 2021
10.2	Letter Agreement, dated July 14, 2021, by CleanTech Sponsor, LLC and CleanTech Investments, LLC.	Form 8-K	001-40611	10.2	July 21, 2021
10.3	Investment Management Trust Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	10.3	July 21, 2021
10.3.1	Amendment to the Investment Management Trust Agreement, dated July 19, 2022, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	1.1	July 19, 2022
10.4	Escrow Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., Continental Stock Transfer & Trust Company and each of the initial stockholders.	Form 8-K	001-40611	10.4	July 21, 2021
10.5	Registration Rights Agreement, dated July 14, 2021, by and among CleanTech Acquisition Corp., and the initial stockholders.	Form 8-K	001-40611	10.5	July 21, 2021
10.6	Indemnity Agreements dated July 14, 2021 by and between CleanTech Acquisition Corp. and its directors and officers.	Form 8-K	001-40611	10.6	July 21, 2021
10.7	Subscription Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp., CleanTech Sponsor, LLC and CleanTech Investments, LLC.	Form 8-K	001-40611	10.7	July 21, 2021
10.8	Business Combination Marketing Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.	Form 8-K	001-40611	10.8	July 21, 2021
10.9	Administrative Services Agreement, dated July 14, 2021, by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC.	Form 8-K	001-40611	10.9	July 21, 2021
10.9*	2022 Nauticus Robotics, Inc. Omnibus Incentive Plan.
10.10	Financial Advisory Agreement by and between CleanTech Acquisition Corp. and Chardan Capital Markets, LLC dated December 14, 2021.	Form S-4 Am. No. 1	333-262431	10.10	March 31, 2022

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.11	Support Agreement by and among CleanTech Acquisition Corp., CleanTech Sponsor I LLC, CleanTech Investments, LLC and Nauticus Robotics, Inc.	Form 8-K	001-40611	10.1	December 17, 2021
10.12	Support Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and certain shareholders of Nauticus Robotics, Inc.	Form 8-K	001-40611	10.2	December 17, 2021
10.13	Form of Subscription Agreement for certain investors	Form 8-K	001-40611	10.3	December 17, 2021
10.14	Securities Purchase Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and certain investors named therein.	Form 8-K	001-40611	10.4	December 17, 2021
10.14.1	Agreement among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and ATW Partners Opportunities Management, LLC dated January 31, 2022	Form S-4 Am. No. 1	333-262431	10.14.1	March 31, 2022
10.14.2	Letter Agreement between ATW Special Situations I LLC and Material Impact Fund II, L.P. dated December 15, 2021	Form S-4 Am. No. 3	333-262431	10.14.2	May 23, 2022
10.14.3	Letter Agreement between ATW Special Situations I and The 2022 SLS Family Irrevocable Trust dated September 9, 2022
10.15	Form of Nauticus Robotics, Inc. Stockholder Lock-up Agreement (included as Exhibit H-1 to Exhibit 2.1 hereto)	Form 8-K	001-40611	10.5	December 17, 2021
10.16	Form of Lock-up Agreement for certain holders of Nauticus Robotics, Inc. (f/k/a CleanTech Acquisition Corp.) (included as Exhibit H-2 to the Exhibit 2.1 hereto)	Form 8-K	001-40611	10.6	December 17, 2021
10.17	Form of Amended and Restated Registration Rights Agreement by and among CleanTech Acquisition Corp., Nauticus and certain stockholders.	Form 8-K	001-40611	10.7	December 17, 2021
10.18	Form of Director Nomination Agreement.	Form 8-K	001-40611	10.8	December 17, 2021
10.19	Director Designation Agreement	Form 8-K	001-40611	10.9	December 17, 2021
10.20†	Battery Supplier Agreement, dated as of January 18, 2021.	Form S-4 Am. No. 4	333-262431	10.20	June 16, 2022
10.21†	Fabrication Agreement, dated as of January 17, 2022.	Form S-4 Am. No. 4	333-262431	10.21	June 16, 2022
10.22†	Construction Agreement, dated as of February 14, 2022.	Form S-4 Am. No. 4	333-262431	10.22	June 16, 2022
10.23†	Commercial Proposal, dated as of December 6, 2021.	Form S-4 Am. No. 4	333-262431	10.23	June 16, 2022
10.24†	Defense Innovation Unit Agreement, dated as of August 10, 2021.	Form S-4 Am. No. 4	333-262431	10.24	June 16, 2022
10.25†	Subcontract Agreement, dated as of August 10, 2021.	Form S-4 Am. No. 4	333-262431	10.25	June 16, 2022
10.26	Amended and Restated Financial Advisory Agreement by and between Nauticus Robotics, Inc. and Coastal Equities, Inc. dated April 25, 2022	Form S-4 Am. No. 2	333-262431	10.27	April 27, 2022
10.27	Financial Advisory Agreement by and between CleanTech Acquisition Corp. and Roth Capital Partners, LLC dated February 11, 2022	Form S-4 Am. No. 3	333-262431	10.28	May 23, 2022
10.28	Financial Advisory Agreement by and among CleanTech Acquisition Corp., Nauticus Robotics, Inc. and Lake Street Capital Markets dated February 28, 2022	Form S-4 Am. No. 3	333-262431	10.29	May 23, 2022
10.29†	Kongsberg Maritime AS Agreement, dated March 21, 2022	Form S-4 Am. No. 4	333-262431	10.30	June 16, 2022
10.30†	Collaboration Agreement, dated as of December 4, 2020	Form S-4 Am. No. 4	333-262431	10.31	June 16, 2022
10.31	Memorandum of Understanding, effective as of April 21, 2022	Form S-4 Am. No. 3	333-262431	10.32	May 23, 2022

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
14.1	Code of Business Conduct and Ethics of Nauticus Robotics, Inc.
16.1	Letter from WithumSmith+Brown, PC to the Securities and Exchange Commission
21.1	List of Subsidiaries.	Form S-4 Am. No. 7	333-262431	21.1	July 22, 2022
99.1	Press Release issued by Nauticus Robotics, Inc., on September 12, 2022.
99.2	Unaudited financial statements of Nauticus as of and for the three and six months ended June 30, 2022 and the year ended December 31, 2021.
99.3	Nauticus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.
99.4	Unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021.
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Indicates management contract or compensatory plan or arrangement.

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†	The Registrant has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the Exhibits have been omitted, these Exhibits include a prominent statement on the first page of each redacted Exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that Nauticus treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2022	NAUTICUS ROBOTICS, INC

	By:	/s/ Nicolaus Radford
	Name:	Nicolaus Radford
	Title:	Chief Executive Officer